Exhibit 5.1

lawyers@saul.com www.saul.com

July 5, 2011

AG Mortgage Investment Trust, Inc.

245 Park Avenue, 26th Floor

New York, NY 10167

Re:	Registration Statement on Form S-8
Equity Incentive Plan

Ladies and Gentlemen:

We have acted as Maryland counsel to AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company, pursuant to a registration statement on Form S-8 (the “S-8 Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), of 277,500 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”) that may be issued under the Company’s Equity Incentive Plan (the “Plan”).

As a basis for our opinions, we have examined the following documents (collectively, the “Transaction Documents”):

(i) the S-8 Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Act; and

(ii) the Plan.

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(iii) a certified copy of the Articles of Amendment and Restatement of the Company (the “Charter”);

(iv) a copy of the Amended and Restated Bylaws of the Company (the “Bylaws”);

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DELAWARE        MARYLAND        NEW JERSEY        NEW YORK        PENNSYLVANIA        WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

AG Mortgage Investment Trust

July 5, 2011

(v) resolutions adopted by the Board of Directors of the Company, dated June 29, 2011, relating to, among other matters, the filing of the S-8 Registration Statement and authorizing the Plan and the Common Shares (the “Resolutions”);

(vi) certificate of status for the Company issued by SDAT dated June 28, 2011;

(viii) a certificate of the secretary of the Company as to the authenticity of the Charter and Bylaws of the Company, the Resolutions of the Company’s board of directors approving the filing of the S-8 Registration Statement, and other matters that we have deemed necessary and appropriate; and

(ix) such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a) that all signatures on all Transaction Documents and any other documents submitted to us for examination are genuine;

(b) the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(c) the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d) that all persons executing Transaction Documents on behalf of any party (other than the Company) are duly authorized;

(e) that all representations, warranties, statements and information contained in the Transaction Documents are accurate and complete;

(f) that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Common Shares;

(g) that at the time of delivery of the Common Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Common Shares will not have been modified or rescinded;

(h) that the issuance, execution and delivery of the Common Shares, and the compliance by the Company with the terms of the Common Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

AG Mortgage Investment Trust

July 5, 2011

(i) that the consideration received or proposed to be received for the issuance and sale or reservation for issuance of any offering of the Common Shares of the Company as contemplated by the S-8 Registration Statement is not less than the par value per share; and

(j) that the aggregate number of shares of the Company which would be outstanding after the issuance or reservation for issuance of the Common Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance by the Company upon the conversion or exchange of other securities issued by the Company does not exceed the number of then-authorized shares of the Company.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Jonathan A. Lieberman, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with SDAT.

2. The Common Shares have been duly and validly authorized and, when the Common Shares are issued and delivered in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii) We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Transaction Documents.

AG Mortgage Investment Trust

July 5, 2011

The opinions expressed in this letter are solely for your benefit, for your transfer agent, American Stock Transfer & Trust Company, LLC, who may rely on this opinion, and are furnished only with respect to the transactions contemplated by the Transaction Documents. Accordingly, these opinions may not be relied upon by or quoted to any other person or entity without, in each instance, our prior written consent. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SAUL EWING LLP